SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                         WESTERN PACIFIC AIRLINES, INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   959080-10-2
                                   -----------
                                 (CUSIP Number)


                               ------------------



         Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

--------------------------------------------------------------------------------
CUSIP No.   959080-10-2               13G                       Page 2 of 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                       Aviation Holdings Limited Company
--------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                                    (b) |_|

--------------------------------------------------------------------------------
 3            SEC USE ONLY


--------------------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       Arizona Limited Liability Company
--------------------------------------------------------------------------------
                         5         SOLE VOTING POWER
      NUMBER OF
                                            1,551,075
                      ----------------------------------------------------------
       SHARES            6         SHARED VOTING POWER
    BENEFICIALLY
                                            0
                      ----------------------------------------------------------
      OWNED BY           7         SOLE DISPOSITIVE POWER
        EACH
                                            1,551,075
--------------------------------------------------------------------------------

      REPORTING          8         SHARED DISPOSITIVE POWER
    PERSON WITH
                                             0
--------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIAL Y OWNED BY EACH REPORTING PERSON

                       1,551,075
--------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                      |_|

--------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       11.5%
--------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON

                       OO (LLC)
--------------------------------------------------------------------------------



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--------------------------------------------------------------------------------
CUSIP No.   959080-10-2               13G                       Page 3 of 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                       Aviation Group Limited Partnership (f/k/a Aviation Consulting Group, L.P.)
--------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                                    (b) |_|

--------------------------------------------------------------------------------
 3            SEC USE ONLY


--------------------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       Arizona Limited Partnership
--------------------------------------------------------------------------------
                         5         SOLE VOTING POWER
      NUMBER OF
                                            1,058,774
                                           (See disclaimer in item 4 below)
                      ----------------------------------------------------------
       SHARES            6         SHARED VOTING POWER
    BENEFICIALLY
                                            0
                      ----------------------------------------------------------
      OWNED BY           7         SOLE DISPOSITIVE POWER
        EACH
                                            1,058,774
                                            (See disclaimer in item 4 below)
                      ----------------------------------------------------------
      REPORTING          8         SHARED DISPOSITIVE POWER
     PERSON WITH
                                            0
--------------------------------------------------------------------------------

 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,058,774 (See disclaimer item 4 below)
--------------------------------------------------------------------------------

 10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                  |_|
--------------------------------------------------------------------------------

 11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       7.9%
--------------------------------------------------------------------------------

 12           TYPE OF REPORTING PERSON

                       PN
--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
CUSIP No.   959080-10-2               13G                       Page 4 of 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                       Edward R. Beauvais
--------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                                    (b) |_|

--------------------------------------------------------------------------------
 3            SEC USE ONLY


--------------------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States Citizen
--------------------------------------------------------------------------------
                         5         SOLE VOTING POWER
      NUMBER OF
                                            130,000
                      ----------------------------------------------------------
       SHARES            6         SHARED VOTING POWER
    BENEFICIALLY
                                            1,551,075
                      ----------------------------------------------------------
      OWNED BY           7         SOLE DISPOSITIVE POWER
        EACH
                                            130,000
                      ----------------------------------------------------------
      REPORTING          8         SHARED DISPOSITIVE POWER
     PERSON WITH
                                            1,551 075
--------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,681,075 (See disclaimer in item 4 below)
--------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|

--------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       12.5%
--------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON

                       IN
--------------------------------------------------------------------------------






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                                                                 Page 5 of 9
                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13G


                  The items identified below are amended as set forth below.

Item 2(a).        Name of Person Filing:

                  This statement is being filed on behalf of the following entities and individual:

                  Aviation Holdings Limited Company ("AHLC");
                  Aviation Group Limited Partnership (f/k/a Aviation Consulting Group, L.P.) ("AGLP"); and
                  Edward R. Beauvais ("Mr. Beauvais").

Item 4.  Ownership.

                  As of February 25, 1997, (i) AHLC owned a total of 1,551,075 shares of Common Stock of the Issuer, or 11.5% of the then outstanding Common Stock of the Issuer; (ii) AGLP owned a total of 1,058,774 shares of Common Stock of the Issuer, or 7.9% of the then outstanding Common Stock of the Issuer; and
                  (iii) Beauvais owned a total of 1,681,075 shares of Common Stock of the Issuer, or 12.5% of the then outstanding Common Stock of the Issuer, each based on a total of 13,484,694 shares of Common Stock outstanding as of December 31, 1996.

                  As to all shares of Common Stock owned by AGLP set forth in this Item 4, AGLP disclaims voting and disposition power with respect thereto. Mr. Beauvais disclaims beneficial ownership of 1,551,075 shares of Common Stock, which shares are currently held in the name of AHLC, provided, however, that under the AHLC Operating Agreement, Mr. Beauvais, as the sole manager of AHLC, has dispositive and voting power over such shares.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Of  the   1,681,075   shares  of  Common  Stock   reported  as
                  beneficially owned by Mr. Beauvais in Item 4, 1,551,075 shares of Common Stock are held in the name of AHLC.

                  Under the AHLC Operating Agreement, Mr. Beauvais has all management rights and investment and voting power with respect to all such shares of Common Stock held in the name of AHLC. Mr. Beauvais' interest in AHLC, which currently represents a 68.3% interest in all allocations and distributions from AHLC (equivalent to 1,058,774 or 7.9% of the outstanding Common

                  Stock), is held in the name of AGLP, of which Mr. Beauvais is a general partner and Mr. Beauvais, along with his spouse and children, is a beneficial owner. Mr. Beauvais' ownership of 1,681,075 shares of Common Stock includes 60,000 shares of Common Stock issuable upon the exercise of stock options.


                  Exhibit A Joint Filing Agreement dated as of February 25, 1997 Exhibit B Limited Power of Attorney and Confirming Statement



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                       AVIATION HOLDINGS LIMITED COMPANY



DATED:  February 25, 1997              By: /c/ C. Steven Rorke
                                          ---------------------------
                                          Edward R. Beauvais, Manager
                                          by C. Steven Rorke,
                                          Attorney-in-Fact


                                       AVIATION GROUP LIMITED PARTNERSHIP



DATED:  February 25, 1997              By: /c/ C. Steven Rorke
                                          -----------------------------
                                          Edward R. Beauvais, General Partner
                                          by C. Steven Rorke,
                                          Attorney-in-Fact



DATED:  February 25, 1997              By: /c/ C. Steven Rorke
                                          ------------------------------
                                          Edward R. Beauvais, personally
                                          by C. Steven Rorke,
                                          Attorney-in-Fact

                                                                EXHIBIT A

                             JOINT FILING AGREEMENT

                  The undersigned, and each of them, do hereby agree and consent to the filing of a single statement on Schedule 13G and amendments thereto, in accordance with the provisions of Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended.


                                       AVIATION HOLDINGS LIMITED COMPANY



DATED:  February 25, 1997              By: /c/ C. Steven Rorke
                                          -------------------------------
                                          Edward R. Beauvais, Manager
                                          by C. Steven Rorke,
                                          Attorney-in-Fact


                                       AVIATION GROUP LIMITED PARTNERSHIP



DATED:  February 25, 1997              By: /c/ C. Steven Rorke
                                          -------------------------------
                                          Edward R. Beauvais, General Partner
                                          by C. Steven Rorke,
                                          Attorney-in-Fact



DATED:  February 25, 1997                 By: /c/ C. Steven Rorke
                                             ----------------------------
                                             Edward R. Beauvais, personally
                                             by C. Steven Rorke,
                                             Attorney-in-Fact

                                                                EXHIBIT B


               Limited Power of Attorney and Confirming Statement

                  The undersigned, entities and/or individuals hereby constitute and appoint C. Steven Rorke as the undersigneds' true and lawful attorney-in-fact and agent to complete and execute such Forms 13D and 13G as such attorney shall in his or her discretion determine to be required or advisable pursuant to Section 13 of the Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigneds' ownership, acquisition or disposition of securities of Western Pacific Airlines, Inc. (the "Corporation"), and to do all acts necessary in order to file such forms with the Securities and Exchange Commission ("Commission"), any securities exchange or national association, the Corporation and such other person or agency as the attorney shall deem appropriate. The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof. The undersigned hereby confirms to the Commission that the attorney-in-fact indicated above is authorized and designated to file the forms and reports listed above on the undersigneds' behalf in accordance with the terms hereof.

                  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigneds' responsibilities to comply with Section 13 of the Securities Exchange Act of 1934, as amended. The authority granted under this Limited Power of Attorney commences effective December 4, 1995 and shall remain in full force and effect until the undersigned are no longer required to file Forms 13D and 13G with respect to the undersigneds' holdings of or transactions in securities issued by the Corporation unless earlier revoked by written notice given to and received by the foregoing attorney-in-fact.

                  IN WITNESS WHEREOF, the undersigned have caused this Limited Power of attorney to be executed at Colorado Springs, Colorado, as of the 19th day of November, 1996.


                                       /c/ Edward R. Beauvais
                                       ----------------------------------
                                       Edward R. Beauvais, personally


                                       Aviation Consulting Group, L.P., an
                                       Arizona  Limited Partnership;



                                       By: /c/ Edward R. Beauvais
                                          -------------------------------
                                          Edward R. Beauvais, General Partner


                                       Aviation Holdings Limited Company, an
                                       Arizona Limited Liability Company;


                                       By: /c/ Edward R. Beauvais
                                         --------------------------------
                                         Edward R. Beauvais, Manager


Witness:

/c/ Catherine Nagle
-------------------------
Signature


Catherine Nagle
------------------------
Type or Print Name



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